Exhibit 23.2

                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A Professional Corporation)


Armando C. Ibarra, C.P.A.                   Members of the California Society of
Armando Ibarra, Jr., C.P.A.                 Certified Public Accounts


May 12, 2003


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of May 12, 2003, on the financial statements of Wigwam Development, Inc., as of March 31, 2003, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly your


/s/ Armando C. Ibarra, C.P.A.
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ARMANDO C. IBARRA, C.P.A.


                      371 E. Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465